Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

GREIF, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	200,000	$69.20	$13,840,000.00	0.00013810	$1,911.30
Total Offering Amounts					$13,840,000.00		$1,911.30
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							$1,911.30

(1)Consists of 200,000 additional shares of the Registrant’s Class A Common Stock, without par value (the “Class A Common Stock”), issuable pursuant to the Amended and Restated Outside Directors Equity Award Plan, approved by the stockholders at the Company’s annual meeting on February 28, 2023, which amends and restates the Directors Plan (collectively, the “Shares”).
(2)Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable pursuant to the Shares by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Class A Common Stock.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $69.20, the average of the high and low price of the Class A Common Stock as reported on the New York Stock Exchange on January 5, 2026, which is within five business days prior to filing of this Registration Statement.